Exhibit 10.1

ADVISOR AND RESTRICTIVE COVENANT AGREEMENT
THIS ADVISOR AND RESTRICTIVE COVENANT AGREEMENT (this "Agreement"), dated as of December 29, 2016, is entered into by and between John A. Kanas (the "Mr. Kanas") and BankUnited, Inc., a corporation organized under the laws of the State of Delaware (the "Company").
WITNESSETH THAT:
WHEREAS, Mr. Kanas has invaluable knowledge and expertise regarding the Company and its businesses, customers and the communities it serves; and
WHEREAS, following Mr. Kanas' retirement as President and Chief Executive Officer of the Company, the Company is desirous of continuing to have the expertise and services of Mr. Kanas on the terms and conditions hereinafter set forth, including Sections 5 and 6, and Mr. Kanas is desirous of providing such expertise and services to the Company on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, Mr. Kanas and the Company hereby agree as follows:
1. Term.  The term of this Agreement shall commence on January 1, 2017 (the "Effective Date") and end on December 31, 2018 (the "Expiration Date"), unless terminated earlier as provided herein.  The period of time from the Effective Date through the Expiration Date or earlier termination of this Agreement is referred to herein as the "Term."  The Term shall automatically end upon termination of Mr. Kanas' services hereunder.
2. Advisory Services; Time Commitment.
(a) Advisory Services.  During the Term, Mr. Kanas shall perform the following services to the Company:  (i) provide advice and counsel to the Company regarding all aspects of its businesses, (ii) assist with special projects as requested by the Company, including acting as an advisor on strategic initiatives, (iii) assist the Company with the maintenance and development of community, client, potential client and other business relations, and (iv) perform such other advisory services consistent with Mr. Kanas' experience and expertise as the parties hereto may mutually agree upon from time to time during the Term.  In connection with the performance of the services, Mr. Kanas shall engage with and involve the appropriate employees of the Company and its subsidiaries in order to facilitate the growth of long-term relationships between clients and potential clients and the Company and its employees.
(b) Time Commitment.  During the Term, Mr. Kanas shall (i) dedicate that amount of his business time and attention that he deems reasonably necessary to the performance of the services hereunder (not to exceed 30 hours per month), (ii) perform the services at such locations as he reasonably deems appropriate, (iii) use his reasonable best efforts to promote the best interests of the Company, and (iv) perform the services professionally and consistent with the applicable performance standards of the Company.  Notwithstanding the foregoing, the Company and Mr. Kanas shall use their reasonable best efforts to ensure that the level of Mr. Kanas' services under this Agreement shall not exceed 20% of the average level of services Mr. Kanas performed over the 36-month period immediately preceding the Effective Date, consistent with the intent that Mr. Kanas' termination of employment with the Company constitutes a "separation from service" (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")).
3. Remuneration and Related Matters.
(a) Fee.  During the Term, the Company shall pay Mr. Kanas an annual fee of $200,000 (the "Fee"), payable in arrears in equal monthly installments on the 15th day of each calendar month (or the following business day), with the first such payment for the month of January 2017 to be made on February 15th, 2017.
(b) Office; Administrative Support; Expense Reimbursement.  During the Term, the Company shall provide Mr. Kanas with (i) an office at a location in New York, New York as selected by the Company (to be located at 135 East 57th Street), (ii) administrative support provided by Mr. Kanas' assistant as of immediately prior to the Effective Date (or such replacement as Mr. Kanas may select upon his current assistant's retirement or termination) on the same basis as provided to Mr. Kanas prior to the Effective Date, which assistant shall remain an employee of the Company and receive compensation and benefits consistent with past practice,  and (iii) business travel and entertainment expense reimbursement consistent with the policies applicable to senior executives of the Company as in effect from time to time.
(c) Vesting Service.  For purposes of clarity, Mr. Kanas' provision of the services consistent with the terms of this Agreement during the Term shall constitute service for purposes of the continuous service requirement set forth in the agreements (the "Award Agreements") with respect to the unvested restricted share unit awards and performance unit awards listed on Schedule I attached hereto (the "Awards").  If during the Term, Mr. Kanas is terminated by the Company other than for "Cause" (as defined below) or terminates due to Mr. Kanas' death or "Disability" (as defined below), Mr. Kanas shall have the same rights to vesting as applied under the Award Agreements upon a similar termination of service thereunder, subject to Mr. Kanas' continued compliance with Sections 5 and 6 hereof.  For the avoidance of doubt, from and after the Effective Date, any rights under the Award Agreements that entitle Mr. Kanas to terminate for Good Reason (as defined in the Award Agreement) or upon expiration or due to non-renewal of the Employment Agreement and vest in such Awards shall cease and be of no further force or effect, and nothing contained herein shall modify the requirement that performance goals be satisfied in accordance with the terms of the Awards that are performance unit awards.
(d) Healthcare Benefits.  During the Term, Mr. Kanas and his eligible dependents shall be eligible to continue to participate in the Company's group health care plans as in effect from time to time, subject to Mr. Kanas' timely payment to the Company of the full premium for such coverage in the amount determined by the Company in its discretion (the "Health Benefits"), which premium shall be paid to the Company on an annual basis no later than January 31 of each calendar year during the Term.  Following the cessation of the Health Benefits coverage, Mr. Kanas and his eligible dependents shall be entitled to elect continuation coverage under the Company's group health care plans pursuant the health care continuation coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 (the "COBRA Benefits").
(e) Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below.
(i)
"Cause" shall mean "Cause" as defined in Section 6(a)(ii) of the Employment Agreement between the Company and Mr. Kanas dated February 2, 2016 (the "Employment Agreement"), taking into account any necessary modifications to reflect Mr. Kanas' change of status from an employee to a non-employee advisor consistent with the terms of this Agreement, replacing references to the Employment Agreement with references to this Agreement and including references to Sections 5 and 6 of this Agreement for purposes of the term "Material Provisions."

(ii)
"Disability" shall mean "Disability" as defined in Section 6(b)(i) of the Employment Agreement, taking into account any necessary modifications to reflect Mr. Kanas' change of status from an employee to a non-employee advisor consistent with the terms of this Agreement and replacing references to the Employment Agreement with references to this Agreement.

(f) No Other Payments or Benefits.  Except as specifically provided herein, Mr. Kanas shall be entitled to no compensation or benefits from the Company with respect to the Services, shall not be eligible to participate in any employee benefit plans of the Company and its affiliates and shall not be credited with service or age credit for purposes of eligibility, vesting or benefit accrual under any employee benefit plan of the Company or its affiliates.  Notwithstanding the foregoing, Mr. Kanas' rights to compensation in connection with his service as a member of the Board of Directors of the Company shall not be affected by this Agreement.
4. Termination.
(a) Right to Terminate.  The Company may, at any time and in its sole discretion and upon approval of a majority of the Board of Directors of the Company, terminate the Term and this Agreement with or without Cause, with any termination for Cause to be effective immediately and any termination without Cause to be effective 30 days after written notice is delivered to Mr. Kanas by the Company.  Mr. Kanas may also terminate the Term and this Agreement by providing the Company with 30 days advance written notice of such voluntary termination.  Furthermore, the Term and this Agreement shall terminate effective immediately upon Mr. Kanas' death or Mr. Kanas' Disability.
(b) Consequences of Termination.  Upon termination of the Term and this Agreement for any reason (except as provided in the following sentence), the Company shall have no further obligations to Mr. Kanas under this Agreement, other than the obligation to pay or provide Mr. Kanas with the following:  (i) any rights with respect to the Awards as set forth in Section 3(c) based on the circumstances of Mr. Kanas' termination of service, (ii) any earned but unpaid portion of the Fee with respect to the period through the date of termination (pro-rated for any partial month), to be paid no later than the 30th day following the date of termination, (iii) the obligation to pay Mr. Kanas any reimbursable business expenses incurred prior to the date of termination consistent with Section 3(b)(iii) hereof, and (iv) the right to receive the COBRA Benefits.  Upon termination of the Term and this Agreement by the Company without Cause, in addition to the Company's obligations to Mr. Kanas under the prior sentence, subject to Mr. Kanas' continued compliance with Sections 5 and 6 hereof, the Company shall (A) continue to provide Mr. Kanas with the benefits under Section 3(b) (other than those under clause (iii)) and the Health Benefits, in each case, through December 31, 2018, and (B) as liquidated damages for such termination, Mr. Kanas shall be entitled to any unpaid portion of the Fee for the period from the date of termination through and including the Expiration Date, with such amount to be paid in a lump sum within 30 days of the date of termination.
(c) Full Settlement.  The payments and benefits provided under this Section 4 shall be in full satisfaction of the Company's obligations to Mr. Kanas upon his termination of services hereunder or of this Agreement for any reason, notwithstanding the remaining length of the Term, and, subject to the aforesaid, Mr. Kanas shall not be entitled to any other payments or benefits (or other damages in respect of a termination or claim for breach of this Agreement) beyond those specified in this Section 4.
5. Non-Competition; Non-Solicitation of Employees.
(a) Non-Competition.  Except as otherwise agreed in writing by a majority of the members of the Board of Directors of the Company, Mr. Kanas will not, during the period commencing on the Effective Date and ending on the second anniversary of the termination of this Agreement (the "Restricted Period"), directly or indirectly, render services to or engage in a Competitive Business (as defined below), whether individually or as a director, stockholder, other owner, investor, member, partner, principal, proprietor, agent, consultant, officer, employee or otherwise, whether or not for compensation.  For purposes of this Agreement, "Competitive Business" means any depository institution or holding company thereof or any other firm, corporation or other entity that engages, directly or indirectly, anywhere in the United States, in any activity in which the Company and its affiliates engage, including without limitation, commercial banking, retail banking, savings banking, commercial and consumer lending, trust and investment advisory services, or any similar lending, banking or advisory services.  For the avoidance of doubt, it shall not be a violation of this Section 5(a) for Mr. Kanas to serve as a principal, partner, director, employee, consultant or advisor to a private equity firm or hedge fund, provided that such activities do not involve advising such firm or fund with respect to, or analyzing investments in, the Company or its affiliates.  Notwithstanding anything to the contrary in this Agreement, Mr. Kanas may, directly or indirectly, own, solely as an investment, securities of any person engaged in a Competitive Business that are publicly traded on a national or regional stock exchange or on the over-the-counter market if Mr. Kanas (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 9.9% or more of any class of securities of such person.
(b) Non-Solicitation and No Hire of Employees.  During the Restricted Period, Mr. Kanas shall not, directly or indirectly, whether individually or as a director, stockholder, other owner, investor, member, partner, principal, proprietor, agent, consultant, officer, employee or otherwise (other than on behalf of the Company), (i) initiate or respond to communications with any of the employees of the Company or its subsidiaries who earned annually a base salary of $100,000 or more as an employee of the Company or its subsidiaries during the 12-month period prior to such solicitation or earlier termination of such individual's employment with the Company or its subsidiaries, for the purpose of soliciting such employee to work for any other business, individual, partnership, firm, corporation or other entity, or (ii) employ or engage any individual who, at any time within the 12-month period immediately preceding such employment or engagement, was an employee of the Company or its subsidiaries; provided, however, that the foregoing prohibition on solicitation shall not apply if such solicitation is a direct result of a general advertisement or solicitation that is made to the public generally that is not specifically targeted at employees of the Company or its subsidiaries.
(c) Non-Solicitation of Clients.  During the Restricted Period, Mr. Kanas shall not, directly or indirectly, whether individually or as a director, stockholder, other owner, investor, member, partner, principal, proprietor, agent, consultant, officer, employee or otherwise (other than on behalf of the Company), solicit or attempt in any manner to persuade any client or customer of the Company or its subsidiaries to cease to do business, to refrain from doing business or to reduce the amount of business which any client or customer has customarily done or contemplates doing with the Company or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between the Company and its subsidiaries and any client or customer.
6. Confidentiality; Return of Company Property.
(a) Mr. Kanas will not at any time (whether during or after the Term) (i) retain or use for the benefit, purposes or account of Mr. Kanas or any other person; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company or its subsidiaries or affiliates (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information – including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company or its subsidiaries or affiliates on a confidential basis ("Confidential Information") without the prior written authorization of the Company.  Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of Mr. Kanas' breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to Mr. Kanas by a third party without breach of any confidentiality obligation; or (C) required by law to be disclosed (including via subpoena); provided that Mr. Kanas shall give prompt notice to the Company of such requirement of law, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.  Nothing contained in this Agreement is intended to, or shall be interpreted in a manner that does, limit or restrict Mr. Kanas from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).
(b) Upon termination of Mr. Kanas' services with the Company for any reason, Mr. Kanas shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including, without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (ii) immediately destroy, delete, or return to the Company, at the Company's option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Mr. Kanas' possession or control (including any of the foregoing stored or located in Mr. Kanas' office, home, laptop or other computer, whether or not company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Mr. Kanas may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and Mr. Kanas' rolodex (or other physical or electronic address book); and (iii) fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information not within Mr. Kanas' possession or control of which Mr. Kanas is or becomes aware.  Notwithstanding the foregoing, Mr. Kanas may retain Mr. Kanas' rolodex and similar address books.  Nothing contained in this Agreement shall limit Mr. Kanas' obligations under Section 8 of the Employment Agreement or his fiduciary obligations to the Company.
7. Enforcement; Remedies; Blue Pencil.  Mr. Kanas acknowledges that (a) the provisions of Sections 5 and 6 are fundamental and essential for the protection of the Company's and its subsidiaries' legitimate business and proprietary interests; (b) such provisions are reasonable and appropriate in all respects and impose no undue hardship on Mr. Kanas; and (c) in the event of any violation by Mr. Kanas of any of such provisions, the Company and its subsidiaries will suffer irreparable harm and their remedies at law may be inadequate.  In recognition of this fact, Mr. Kanas agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law and the Company's right to cease providing any benefits under this Agreement, including with respect to the Awards, the Company shall be entitled to seek a temporary or permanent injunction or any other equitable remedy which may then be available.  It is expressly understood and agreed that although the parties to this Agreement consider the restrictions contained in Sections 5 and 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Mr. Kanas, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. The period of time during which the provisions of Section 5 shall be in effect shall be extended by the length of time during which Mr. Kanas is in breach of the terms thereof as determined by any court of competent jurisdiction on the Company's application for injunctive relief.
8. Status as an Independent Contractor.  The Company and Mr. Kanas acknowledge and agree that the Company shall not exercise general supervision or control over the time, place or manner in which Mr. Kanas provides the services hereunder, and that in performing the services pursuant to this Agreement Mr. Kanas shall be acting and shall act at all times as an independent contractor only and not as an employee, agent or partner of or with the Company or its affiliates.  Mr. Kanas acknowledges that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the remuneration payable hereunder, and the Company shall not be required to withhold and/or pay applicable employment taxes, except as otherwise required by applicable law or as determined by the Company in respect of the Awards. In the capacity as a non-employee advisor, Mr. Kanas shall have no authority to sign any document or extend any credit on behalf of the Company or to bind the Company in any way.  The Company acknowledges that Mr. Kanas is not prohibited by this Agreement from obtaining employment with or otherwise providing services to another entity during the Term, provided that, (i) such other employment or services do not interfere with Mr. Kanas' ability to perform his obligations under this Agreement or (ii) result in a violation of the obligations under Sections 5 or 6 of this Agreement, any provision of the Employment Agreement that survives the termination thereof or any fiduciary duty or other obligation that Mr. Kanas may owe to the Company.
9. Miscellaneous.
(a) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.
(b) Entire Agreement; Amendments.  This Agreement contains the entire understanding of the parties with respect to the services of Mr. Kanas to the Company on and after the Effective Date.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.  Nothing contained herein shall impact any rights or obligations of the Company or Mr. Kanas under the Employment Agreement that survive the termination of such agreement and Mr. Kanas' employment thereunder, including, without limitation, the rights under Section 3(b) with respect to the 2016 annual incentive, the Accrued Rights (as defined in Section 6(a)(viii)(C) of the Employment Agreement), and the rights the obligations Mr. Kanas and the Company under Section 7(a)(iii) of the Employment Agreement with respect to non-disparagement and Section 11(m) with respect to indemnification and insurance.  It is expressly understood and agreed that Mr. Kanas' cessation of services under the Employment Agreement is due to retirement and, as such, constitutes a voluntary resignation without "Good Reason" for all purposes of the Employment Agreement.  Notwithstanding anything contained in this Agreement, this Agreement may be, in whole or in part, terminated, modified, extended or completely extinguished only by the affirmative vote of a majority of the Board of Directors of the Company, and, in the case of any modification or extension, with the consent of Mr. Kanas.
(c) No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(d) Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(e) Assignment.  This Agreement, and all of the respective parties' rights and duties hereunder, shall be assignable or delegable only pursuant to a written agreement executed by the parties hereto.  Upon such assignment, the rights and obligations of the respective parties hereunder shall become the rights and obligations of such affiliate or successor person or entity.
(f) Compliance with Code Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code ("Section 409A") to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything herein to the contrary, (i) if at the time of Mr. Kanas' termination of service with the Company, Mr. Kanas is a "specified employee" as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Mr. Kanas) until the date that is six months following Mr. Kanas' termination of service with the Company (or the earliest date as is permitted under Section 409A), (ii) if any other payments of money or other benefits due to Mr. Kanas hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company that does not cause such an accelerated or additional tax, (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Mr. Kanas shall not be considered to have terminated service with the Company for purposes of this Agreement and no payment shall be due to Mr. Kanas under this Agreement on account of any such termination until Mr. Kanas would be considered to have incurred a "separation from service" from the Company within the meaning of Section 409A, and (iv) each amount to be paid or benefit to be provided to Mr. Kanas pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Mr. Kanas under this Agreement shall be paid to Mr. Kanas on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Mr. Kanas) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company shall consult with Mr. Kanas in good faith regarding the implementation of the provisions of this Section 9(f); provided that neither the Company nor any of its employees or representatives shall have any liability to Mr. Kanas with respect to thereto.
(a) Successors.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.  As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.  For purposes of this Agreement, "affiliate" means any entity that, directly or indirectly, controls, is controlled by, or is under common control with the Company.
(h) Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company, addressed to:
BankUnited, Inc.
14817 Oak Lane
Miami Lakes, Florida 33016
 Attention: General Counsel
If to Mr. Kanas, addressed to the most recent address of Mr. Kanas set forth in the personnel records of the Company.
(i) Cooperation.  If and to the extent requested by the Company or any of its subsidiaries, Mr. Kanas shall provide Mr. Kanas' reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Mr. Kanas' service to the Company and its subsidiaries.  In respect of the foregoing cooperation, the Company shall provide reasonable compensation to Mr. Kanas and shall reimburse Mr. Kanas promptly for reasonable out-of-pocket expenses (including travel costs, lodging and meals); provided that such reimbursement shall be made no later than the end of the calendar year after the year in which the expenses are incurred.
(a) Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(k) Survival.  The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration or termination of this Agreement or of Mr. Kanas' services hereunder, to the extent necessary to preserve the intended benefits of such provisions.

[Signature Page Follow this Page]

IN WITNESS THEREOF, Mr. Kanas has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf.
BANKUNITED, INC.

By:        /s/ Leslie Lunak
Name:   Leslie Lunak
Title:     Chief Financial Officer

JOHN A. KANAS

/s/ John A. Kanas

Schedule I

Type of Award	Date of Grant	Number of Unvested Shares	Vesting Date(s)
Restricted Stock Units	February 2, 2016	13,428	December 31, 2017
Restricted Stock Units	February 2, 2016	13,428	December 31, 2018
Performance Unit Award	August 12, 2015	9,315	June 30, 2017 (time vesting as performance period ended)
Performance Unit Award	February 2, 2016	40,285 at target*	December 31, 2018

*  Actual shares earned (if any) to be based on level of achievement of performance through the end of the performance period (December 31, 2018), except as otherwise set forth in the Award Agreement, in each case, on a basis no less favorable than as applies to actively employed executives holding similar awards.